Exhibit 10.5

(English Translation)

Mortgage Contract for Automobile Credit

Contract No.: 2388177-4WL01DY

Debtor (hereinafter “Party A”): Tianjin Golden Dragon International Travel Service Co., Ltd

Address: 2-D-510, Xinliju, Xinwenhua Garden, Fu'an Street, Heping District, Tianjin, China

Postcode:  300021

Telephone:  022-23068003

Fax:  022-23068002

Creditor (hereinafter “Party B”): First Automobile Finance Co., Ltd Address: No. 19, Dongfeng Street, Changchun City. Postcode: 130011 Telephone: 800-846-8666 Fax: 0431-85900284

In order to secure the performance of Credit Loan Agreement for Automobile Buyer (Contract No. 23881777-4w101) (hereinafter referred as “Base Contract”) entered into between Tianjin Golden Dragon International Travel Service Co., Ltd (hereinafter referred as “Debtor to Base Contract”) and Party B under this agreement, Party A agrees to provide mortgage.  For the purpose of clarify the rights and obligations of the parties, based on the principle of equality and mutual benefit, the parties agree as follows:

1.

Representations and Warrants by Party A

1.1

Party A is the complete, effective, and legal owner or administrator authorized by the nation of the mortgaged properties which are free from any disputes in terms of ownership or the right of administration and operation.

1.2

Party A fully understands the purpose of the loan by the debtor under the Base Contract, and voluntarily provides mortgage for creditor under the Base Contract.

1.3

The objects of the mortgage can be legally used as mortgages.

1.4

Party A has acquired consent from all collective owners of the mortgaged properties in advance. The mortgage under the agreement is free from any restriction.

1.5

The mortgaged properties under the agreement are not confiscated, seized or controlled.

1.6

Party A has provided sufficient and reasonable description of the defects of the mortgaged properties under the agreement.

1.7

If part or all of the mortgaged properties under the agreement are leased, Party A will inform the mortgage to the tenant and notify Party B of the lease in written.

1.8

All the certificates of ownership or usage or other effective supporting certificates and related materials regarding the mortgaged properties provided to Party B shall be truthful, legal and effective.

1.9

Party A has been authorized by board of shareholders, board of directors or other utmost authority, as the case may be,  to execution of the agreement, which will not violate the laws, regulations and Articles of Association of the enterprise.

2.

Base Credit and its Amount under the Mortgage

The loan secured by Party A is an amount provided by the creditor of RMB 18,790,600.

3.

Term of Obligations Performance by Debtor under Base Agreement

3.1

The performance period for the Debtor to Base Contract of its obligations is the repayment period stipulated under the Base Contract.  The date for repayment of the principal and interest or the due date for any payment is the expiration date of performing obligations.  If the Base Contract requires that the loan will need to be repaid in installments, then the due date for each of the installments is the expiration date of performing obligations; if the Base Contract provides that the due date of the loan accelerates, then the accelerated due date will be the expiration date of performing the loan.

4.

Coverage of Mortgage

4.1

The mortgage covers the principal, interests, compound interests, penalty interests, liquidated damages, compensations, realization fee of mortgage (including but not limited to litigation fee, property preservation fee, implementation fee, attorney fee, travel and accommodation fee) and other fees.

5.

Specification of Mortgaged Properties

5.1

Mortgaged properties shall be the those specified in the List of Mortgaged Properties attached to the agreement.

5.2

The agreement of the value of the mortgaged properties in the List of Mortgaged Properties will neither be regarded as reference or basis for value assessment in disposal of the mortgaged properties by Party B according to Article 9, nor constitute any restriction on exercising the mortgage by Party B.

6.

Mortgage Registration

6.1

In case of mortgage registration required by laws and regulations or agreed by both parties, the parties shall conduct mortgage registration with relevant authorities within 15 days since the execution of the agreement.

6.2

Party A shall deliver the certificates evidencing the titles to the mortgaged properties to the possession of Party B after the registration of mortgaged properties.

Possession and Management of Mortgage Property

7.1

The mortgage property will be possessed and managed by Party A.  Party A shall take reasonable and necessary measures to maintain the mortgage property.  Party B may inspect such property from time to time.

7.2

Party A shall inform Party B of the damage and loss of the mortgage property and deliver the certificate which indicates the reason of the damage and loss issued by the competent authority to Party B promptly.

Insurance of Mortgage Property

8.1

Party A will pay the full insurance for the mortgage property before the execution of this Agreement and specify Party B as the first beneficiary.  There shall be no provision against Party B’s interest in the insurance policy.

8.2

The period of insurance shall be no less than 3 months longer than performance period of base agreement.  If the debts fail to be repaid according the schedule, Party A shall extend the insurance period accordingly.

8.3

Before the rescind or termination of this Agreement, Party A shall not suspend or terminate the insurance with any reason.  Otherwise, Party B is entitled to pay the insurance on behalf of Party A, and all the expenses shall be borne by Party A.

8.4

Within the terms of this Agreement, the insurance indemnity of the mortgage property shall be fully paid to Party B as the repayment, or deposit into the bank account designated by Party B as security amount for the base agreement and be paid to Party B when the debts become payable.

Realization of Mortgage

9.1

After the expiration of repayment period, if debtor fails to perform the repayment obligation, Party B is entitled to dispose the mortgage property hereunder.

9.2

When realizing the mortgage right, through the negotiation with Party A, Party B has the priority right for claim of the money agreed by both parties or from the auction or sell of the mortgage property.

9.3

The money from the disposal of the mortgage property shall be used according to the following sequence: 1) realization fee; 2) compensations; 3) liquidated damages; 4) compound interests of the base credit; 5) overdue interest of the base credit; 6) interests of the base credit; 7) principal of the base credit.

Liability for Breach

10.1

If Party A makes the false statement and representation in Article 1, which causes the losses of Party B, Party A shall fully compensate Party B and pay the 10% of the amount of base credit as liquidated damages.

10.2

If any party fails to perform or fully perform the obligations set forth herein, such party shall take the relevant responsibilities and compensate the loss of the other party.

10.3

If this Agreement is void due to Party A’s fault, Party A shall compensate all the losses of Party B within the original security scope.

Settlement of Disputes

Any dispute arisen during the performance of this Agreement may be settled by friendly consultation by Party A and Party B.  If no agreement is reached, any dispute shall be filed to the People’s Court where the Party B located.

Party A (Chop): Legal Representative: Date:	Party B (Chop): Legal Representative: Date: